Exhibit 1.1

Execution Copy

RAMCO-GERSHENSON PROPERTIES TRUST

6,000,000 SHARES

CONTROLLED EQUITY OFFERINGSM

SALES AGREEMENT

September 21, 2012

CANTOR FITZGERALD & CO.
499 Park Avenue
New York, NY 10022

Ladies and Gentlemen:

RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust (the “Company”), and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership (the “Operating Partnership”), confirm their agreement (this “Agreement”) with Cantor Fitzgerald & Co. (“CF&Co”), as follows:

1.             Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through CF&Co, acting as agent and/or principal, up to 6,000,000 shares (the “Shares”) of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the number of Shares issued and sold under this Agreement shall be the sole responsibility of the Company, and CF&Co shall have no obligation in connection with such compliance. The issuance and sale of Shares through CF&Co will be effected pursuant to the Registration Statement (as defined below) filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective by the Commission on June 17, 2011, although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue Shares.

The Company and the Operating Partnership have also entered into sales agreements (the “Other Sales Agreements”) of even date herewith with each of Jefferies & Company, Inc., KeyBanc Capital Markets Inc. and RBS Securities Inc. (collectively, the “Alternative Agents”) for the issuance and sale from time to time to or through the Alternative Agents of the Shares on the terms set forth in the Other Sales Agreements.  CF&Co and the Alternative Agents are collectively referred to herein as the “Agents.”  This Agreement and the Other Sales Agreements are collectively referred to herein as the “Sales Agreements.”  The aggregate number of Shares that may be sold pursuant to the Sales Agreements shall not exceed 6,000,000.

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission a registration statement on Form S-3 (File No. 333-174805), including a base prospectus, relating to certain securities, including the Shares to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”). The Company has prepared a prospectus supplement specifically relating to the Shares (the “Prospectus Supplement”) to the base prospectus included as part of such registration statement. The Company will furnish to CF&Co, for use by CF&Co, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Shares. Except where the context otherwise requires, such registration statement, on each date and time that such registration statement and any post-effective amendment thereto became or becomes effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B or 462(b) of the Securities Act, is herein called the “Registration Statement.” The base prospectus, including all documents incorporated therein by reference, included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, together with any “issuer free writing prospectus” (a “Free Writing Prospectus”), as defined in Rule 433 of the Securities Act Regulations (“Rule 433”), relating to the Shares that (i) is required to be filed with the Commission by the Company or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i) in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g), is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System (“EDGAR”).

2.             Placements. Each time that the Company wishes to issue and sell the Shares hereunder (each, a “Placement”), it will notify CF&Co by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Shares to be issued (the “Placement Shares”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 attached hereto (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from CF&Co set forth on Schedule 2, as such Schedule 2 may be amended from time to time. The Placement Notice shall be effective upon receipt by CF&Co unless and until (i) in accordance with the notice requirements set forth in Section 4, CF&Co declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Shares have been sold, (iii) in accordance with the notice requirements set forth in Section 4, the Company suspends or terminates the Placement Notice, (iv) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, or (v) this Agreement has been terminated under the provisions of Section 11. The amount of compensation to be paid by the Company to CF&Co in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 3 attached hereto. It is expressly acknowledged and agreed that neither the Company nor CF&Co will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to CF&Co and CF&Co does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

3.             Sale of Placement Shares by CF&Co. Subject to the terms and conditions herein set forth, upon the Company’s issuance of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, CF&Co, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the New York Stock Exchange (the “Exchange”), to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. CF&Co will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the prices at which such Placement Shares were sold, the gross proceeds from such sales, the compensation payable by the Company to CF&Co pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by CF&Co (as set forth in Section 5(a)) from the gross proceeds that it receives from such sales. With prior consent of the Company and subject to the terms of the Placement Notice, CF&Co may sell Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the Exchange, on any other existing trading market for the Common Shares or to or through a market maker. With prior consent of the Company, and subject to the terms of the Placement Notice, CF&Co may also sell Placement Shares in privately negotiated transactions. The Company acknowledges and agrees that (i) there can be no assurance that CF&Co will be successful in selling Placement Shares, and (ii) CF&Co will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by CF&Co to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3. For the purposes hereof, “Trading Day” means any day on which Common Shares are purchased and sold on the principal market on which the Common Shares are listed or quoted.

4.             Suspension of Sales. The Company or CF&Co may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of Placement Shares; provided however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Each of the parties agrees that no such notice under this Section 4 shall be effective against the other unless it is made to one of the individuals named on Schedule 2, as such Schedule may be amended from time to time.

5.             Settlement.

(a) Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the third (3rd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price tendered to CF&Co for the sale of Placement Shares, after deduction for (i) CF&Co’s compensation for such sales payable by the Company pursuant to Section 2 hereof, (ii) any other amounts due and payable by the Company to CF&Co hereunder pursuant to Section 7(h) (Expenses) hereof, and (iii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

(b) Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting CF&Co’s or its designee’s account (provided CF&Co shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form. On each Settlement Date, CF&Co will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, in addition to and in no way limiting the rights and obligations set forth in Section 9(a) (Indemnification and Contribution) below, it will hold CF&Co harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company; provided that under no circumstances will CF&Co be entitled to any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

(c) One Agent.  The Company agrees that any offer to sell Shares, any solicitation of an offer to buy Shares, or any sales of Shares shall only be effected by or through only one of the Agents on any single given day and the Company shall in no event request that more than one Agent offer or sell Shares on the same day.

6.             Representations and Warranties of the Company and the Operating Partnership. The Company and the Operating Partnership jointly and severally represent and warrant to, and agree with, CF&Co that as of each Applicable Time (as defined in Section 20(a)):

(a) The Company satisfies all of the requirements of the Securities Act for use of Form S-3 for the offering of the Shares contemplated hereby.  The Company satisfies the pre-1992 eligibility requirements for the use of a registration statement on Form S-3 in connection with this offering (the pre-1992 eligibility requirements for the use of the registration statement on Form S-3 include (i) having a non-affiliate, public common equity float of at least $150 million or a non-affiliate, public common equity float of at least $100 million and annual trading volume of at least three million shares and (ii) having been subject to the Exchange Act reporting requirements for a period of 36 months). The Company is not an “ineligible issuer,” as defined in Rule 405 of the Securities Act. The Company has paid or will pay the required Commission filing fees relating to the Shares within the time required by Rule 456(b)(1)(i) of the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Securities Act (including, if applicable, by updating the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) of the Securities Act either in a post-effective amendment to the Registration Statement or on the cover page of the Prospectus).

(b) Following its effectiveness, no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

(c) Any offer that is a written communication relating to the Shares made prior to the initial filing of the Registration Statement by the Company or any person acting on its behalf (within the meaning, for this paragraph only, of Rule 163(c) of the Securities Act) has been filed with the Commission in accordance with the exemption provided by Rule 163 of the Securities Act and otherwise complied with the requirements of Rule 163 of the Securities Act, including without limitation the legending requirement.

(d) The Company has delivered to CF&Co one complete copy of the Registration Statement and a copy of each consent and certificate of experts filed as a part thereof, and conformed copies of the Registration Statement (without exhibits) and the Prospectus, as amended or supplemented, in such quantities and at such places as CF&Co has reasonably requested. The Prospectus delivered to CF&Co for use in connection with the offering of Shares will, at the time of such delivery, be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) At the respective times the Registration Statement and each amendment thereto became effective, at each deemed effective date with respect to CF&Co pursuant to Rule 430B(f)(2) of the Securities Act, as the case may be, the Registration Statement complied and will comply in all material respects with the requirements of the Securities Act, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from the Registration Statement or any amendment thereto in reliance upon and in conformity with written information relating to CF&Co furnished to the Company in writing by CF&Co expressly for inclusion in any of the aforementioned documents.  The Company hereby acknowledges that the only information that CF&Co has furnished to the Company expressly for use in the Registration Statement, the Prospectus or any Free Writing Prospectus (or any amendment or supplement thereto) is the information in (i) the second sentence of the second paragraph under the caption “Plan of Distribution” in the Prospectus; (ii) the first sentence of the fourth paragraph under the caption “Plan of Distribution” in the Prospectus and (iii) the paragraph appearing under the sub-heading “Other Relationships” under the caption “Plan of Distribution” in the Prospectus (collectively, the “CF&Co Information”).

(f) Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued, as of the date hereof, and at each Representation Date, as the case may be, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided however, that the foregoing representations and warranties of this Section 6(f) shall not apply to statements or omissions in any such document made in reliance on information furnished to the Company in writing by CF&Co, or any of its representatives or agents, for use in the Registration Statement, the Prospectus, or any amendment or supplement thereto.

(g) The documents incorporated by reference in the Registration Statement, or any amendment or supplement thereto (the “Disclosure  Documents”), when they became effective under the Securities Act or were filed under the Exchange Act, conformed in all material respects with the requirements of the Securities Act or the Exchange Act, and the rules and regulations thereunder, as applicable. Further, no such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. However, the foregoing representations and warranties in this Section 6(g) will not apply to statements or omissions in any such document made in reliance on information furnished to the Company by CF&Co in writing stating that the information was intended for use in any such document.

(h) Each issuer Free Writing Prospectus, as of its issue date and as of each Applicable Time, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any incorporated document deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any issuer Free Writing Prospectus based upon and in conformity with the CF&Co Information.

(i) The Company has been duly formed and is validly existing as a real estate investment trust in good standing under the laws of the State of Maryland, with all requisite trust power and authority to own or lease its properties and conduct its business as described in the Registration Statement. Each of the subsidiaries of the Company as listed on Schedule 5 attached hereto (collectively, the “Subsidiaries”) has been duly organized and is validly existing as a corporation, limited partnership or limited liability company in good standing under the laws of the jurisdiction of its organization, with all requisite corporate, limited partnership or limited liability company power and authority, as the case may be, to own or lease its properties and conduct its business as described in the Registration Statement. The Subsidiaries are the only subsidiaries, direct or indirect, of the Company. The Company and each of the Subsidiaries are duly qualified to transact business in all jurisdictions in which the conduct of their business requires such qualification. The outstanding shares of capital stock of each of the Subsidiaries that is a corporation, the outstanding partnership interests of each of the Subsidiaries that is a limited partnership and the outstanding limited liability company interests of each of the Subsidiaries that is a limited liability company have been duly authorized and validly issued, are fully paid and non-assessable and, to the extent set forth in Schedule 5, are owned by the Company or another Subsidiary free and clear of all liens, encumbrances and equities and claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock, partnership interests, limited liability company interests or other ownership interests in the Subsidiaries are outstanding.

(j) The outstanding Common Shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable; the Shares to be issued and sold by the Company have been duly authorized and when issued and paid for as contemplated herein, the Shares will be validly issued, fully paid and non-assessable and no preemptive rights or similar rights exist with respect to any of the Shares or the issue and sale thereof which have not been waived. The Company has duly reserved a sufficient number of Common Shares for issuance upon exchange of outstanding units of limited partnership of the Operating Partnership (the “OP Units”) in accordance with the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended to date (the “Operating Partnership Agreement”). Neither the filing of the Registration Statement nor the offering or sale of the Shares as contemplated by the Sales Agreements gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any Common Shares.

(k) The outstanding OP Units have been duly authorized and validly issued and are fully paid and non-assessable.

(l) The information set forth under the caption “Capitalization” in the Prospectus is true and correct. All of the Shares conform to the description thereof contained in the Registration Statement. The form of certificates for the Shares conforms to the law of the jurisdiction of the Company’s organization.

(m) The consolidated financial statements of the Company and the Subsidiaries, together with related notes and schedules as set forth or incorporated by reference in the Registration Statement and the Prospectus, present fairly the financial position and the results of operations and cash flows of the Company and the consolidated Subsidiaries, at the indicated dates and for the indicated periods. Such financial statements and related schedules have been prepared in accordance with generally accepted principles of accounting, consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made. The summary financial and statistical data included or incorporated by reference in the Registration Statement and the Prospectus present fairly the information shown therein and such data have been compiled on a basis consistent with the financial statements presented therein and the books and records of the company.

(n) Grant Thornton, LLP, who have audited certain of the financial statements filed with the Commission as part of, or incorporated by reference in, the Registration Statement, are independent public accountants as required by the Securities Act and the Rules and Regulations.

(o) There is no action, suit, claim or proceeding pending or, to the knowledge of the Company or the Operating Partnership, threatened against the Company or any of the Subsidiaries before any court or administrative agency or otherwise which if determined adversely to the Company or any of its Subsidiaries could reasonably be expected to result in any material adverse change in the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise) (any such change a “Material Adverse Change”) or prospects of the Company and of the Subsidiaries taken as a whole or prevent the consummation of the transactions contemplated hereby, except as set forth in the Registration Statement.

(p) Except as provided in Schedule 7 attached hereto, the Company and the Subsidiaries have good and marketable title in fee simple to all the real properties, or any part thereof, owned by them (collectively, and with all buildings, structures and other improvements located thereon and all easements, rights and other appurtenances thereto, the “Properties”) and good and marketable title to all the other properties and assets reflected in the consolidated financial statements hereinabove described or described in the Registration Statement, subject to no lien, security interest, mortgage, pledge, charge, claim, restriction or encumbrance of any kind except those reflected in such financial statements or described in the Registration Statement or which are not material in amount or which do not materially impair the use of such Property for retail shopping center purposes; all liens, security interests, mortgages, pledges, charges, claims, restrictions or encumbrances on or affecting the properties and assets of the Company or any of the Subsidiaries that are required to be disclosed in the Registration Statement are disclosed therein or in documents incorporated by reference therein; neither the Company nor the Operating Partnership knows of any violation of any municipal, state or federal law, rule or regulation (including those pertaining to environmental matters) concerning the Properties which would have a Material Adverse Change on the Company and the Subsidiaries taken as a whole; each of the Properties complies with all applicable zoning laws, ordinances, regulations and deed restrictions or other covenants in all material respects and, if and to the extent there is a failure to comply, such failure does not result in a Material Adverse Change on the Company and the Subsidiaries taken as a whole and will not result in a forfeiture or reversion of title; none of the Company nor any Subsidiary has received from any governmental authority any written notice of any condemnation of or zoning change affecting the Properties or any part thereof which if consummated would have a Material Adverse Change on the Company and the Subsidiaries taken as a whole, and none of the Company nor any Subsidiary knows of any such condemnation or zoning change which is threatened and which if consummated would have a Material Adverse Change on the Company and the Subsidiaries taken as a whole; no lessee of any portion of any of the Properties is in default under any of the leases governing such Properties and there is no event which, but for the passage of time or the giving of notice or both, would constitute a default under any of such leases, except such defaults as are described in the Registration Statement or that would not have a Material Adverse Change on the Company and the Subsidiaries occupy their leased properties under valid and binding leases.

(q) The Company and the Subsidiaries have filed all federal, state, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments, fines and penalties levied against them or any of them to the extent that any of the foregoing has become due, except for any such assessment, fine or penalty that is currently being contested in good faith and which, if material, is described in the Registration Statement. All tax liabilities have been adequately provided for in the financial statements of the Company, and the Company does not know of any actual or proposed additional material tax assessments except as described in the Registration Statement.

(r) Subsequent to the respective dates when information is given in the Registration Statement and the Prospectus, as they may be amended or supplemented, and except as otherwise stated in the Registration Statement, Prospectus or Disclosure Documents, the Company and its Subsidiaries (i) have not experienced a Material Adverse Change as to the prospects of the Company and its Subsidiaries taken as a whole, whether or not arising in the ordinary course of business, (ii) have not entered into any material transaction, other than transactions in the ordinary course of business, (iii) have not had any material casualty loss or material condemnation or other material adverse event with respect to any of the Properties occur, and (iv) other than payments made by Subsidiaries to their corporate parents in the ordinary course of business, have not declared any dividend or distribution of any kind, paid or made by the Company on any class of its capital stock, or by the Operating Partnership with respect to any class of their capital stock, partnership interests, limited liability company interests or other ownership interests, as applicable. The Company and the Subsidiaries have no material contingent obligations which are not disclosed in the Company’s financial statements which are included in the Registration Statement.

(s) Neither the Company nor any of the Subsidiaries is or with the giving of notice or lapse of time or both, will be, in violation of or in default under (i) its declaration of trust, certificate of formation, charter, by-laws, partnership agreement, limited liability company agreement or other organizational document, as the case may be, or (ii) under any agreement, lease, contract, indenture or other instrument or obligation to which it is a party or by which it, or any of its properties, is bound and, solely with respect to this clause (ii), which violation or default would have a material adverse effect on the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company and the Subsidiaries taken as a whole.  The execution and delivery of the Sales Agreements and the consummation of the transactions herein and therein contemplated and the fulfillment of the terms hereof and thereof do not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is bound, or of the Articles of Amendment and Restatement of Declaration of Trust or By-Laws of the Company, or of the Operating Partnership Agreement or any law, order, rule or regulation, judgment, order, writ or decree applicable to the Company or any Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction.

(t) The execution and delivery of, and the performance by each of the Company and the Operating Partnership of its respective obligations under, the Sales Agreements has been duly and validly authorized by all requisite trust or partnership action, as the case may be, on the part of the Company and the Operating Partnership, and the Sales Agreements have been duly executed and delivered by the Company and the Operating Partnership.  Each of Sales Agreements constitutes a legally valid and binding obligation of each of the Company and the Operating Partnership, enforceable against each of the Company and the Operating Partnership in accordance with its terms, except to the extent that such enforceability may be limited by (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

(u) No approval, authorization, consent, declaration, designation, filing or order, by or with any federal, state or local governmental or regulatory commission, board, authority, agency, administrative or other governmental body is required in connection with the Company’s consummation of the transactions contemplated by the Sales Agreements, and its sale and delivery of the Placement Shares, other than (i) such approvals as have been obtained, or will have been obtained at the applicable Settlement Date, as the case may be, under the Securities Act, (ii) such approvals as have been obtained, or will have been obtained at the applicable Settlement Date, as the case may be, in connection with the approval of the Placement Shares on the Exchange, (iii) any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Placement Shares are being offered by CF&Co, and (iv) such approvals as may be required of the Company by the rules of the Financial Industry Regulatory Authority (“FINRA”).

(v) The Company and each of the Subsidiaries hold all material licenses, certificates and permits from governmental authorities which are necessary to the conduct of their businesses.

(w) To the Company’s knowledge, neither the Company nor any of its affiliates have taken or may take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares. Each of the Company and the Operating Partnership acknowledges that CF&Co may engage in passive market making transactions in the Shares on the New York Stock Exchange in accordance with Regulation M under the Exchange Act.

(x) Neither the Company nor any Subsidiary, is or will be, after giving effect to the offering and sale of the Shares contemplated hereunder and the application of the net proceeds from such sale as described in the Prospectus, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations of the Commission thereunder.

(y) The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (as defined in Section 20(b)) and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(z) The Company and each of its Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses; and neither the Company nor any of the Subsidiaries has any reason to believe that any of them will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(aa) The Company and each Subsidiary, and each of their respective “pension plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”)), are in compliance in all material respects with all currently applicable provisions of ERISA; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any Subsidiary would have any liability; neither the Company nor any of its Subsidiaries has incurred, and neither the Company nor any of its Subsidiaries expects to incur, liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any Subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(bb) The Company is organized in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Code, and its actual method of operation as described in the Registration Statement has enabled it since January 1, 1999, and its proposed method of operation will enable it to continue, to meet the requirements for qualification and taxation as a REIT under the Code.

(cc) To the Company’s or the Operating Partnership’s knowledge, there are no affiliations or associations between any member of FINRA and any of the Company’s officers, trustees or 5% or greater security holders, except as set forth in the Registration Statement.

(dd) Except as described in or contemplated by the Registration Statement, or except as would not otherwise be expected to result in Material Adverse Change on the Company and the Subsidiaries taken as a whole, (A) the Company and each of the Subsidiaries is in compliance with and not subject to any known liability under applicable Environmental Laws (as defined below), (B) the Company and each of its Subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company or the Operating Partnership, threatened against the Company or any of its Subsidiaries under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated or leased by the Company or any of its Subsidiaries, (E) neither the Company nor any of its Subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable law, (F) no property owned or operated by the Company or any of its Subsidiaries is (i) listed or, to the knowledge of the Company or the Operating Partnership, proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any governmental authority, (G) neither the Company nor any of its Subsidiaries is subject to any order, decree or agreement requiring, or otherwise obligated or required to perform any response or corrective action under any Environmental Law, and (H) there are no past or present actions, occurrences or operations which could reasonably be expected to prevent or interfere with compliance by the Company or any of its Subsidiaries with any applicable Environmental Law or to result in liability under any applicable Environmental Law. For purposes of this Agreement, “Environmental Laws” means the common law and all applicable foreign, federal, provincial, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment, (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials and (iii) underground and aboveground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom. “Hazardous Material” means any pollutant, contaminant, waste, chemical, substance or constituent, including, without limitation, petroleum or petroleum products subject to regulation or which can give rise to liability under any Environmental Law.

(ee) No labor dispute with the employees of the Company or any of its Subsidiaries exists or is threatened or imminent that could result in a Materially Adverse Change on the Company and the Subsidiaries taken as a whole, except as described in or contemplated by the Registration Statement.

(ff) Except as set forth in the Registration Statement, the mortgages and deeds of trust encumbering the properties and assets described in the Registration Statement are not convertible and neither the Company, any of its Subsidiaries, nor any person affiliated therewith holds a participating interest therein, and such mortgages and deeds of trust are not cross-defaulted or cross-collateralized to any property not owned directly or indirectly by the Company or any of its Subsidiaries.

(gg) Except as set forth in Schedule 6 attached hereto, the Operating Partnership has not offered, issued or sold any OP Units at any time during the six-month period preceding the date hereof.

(hh) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); (ii) such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding disclosure; and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(ii) Since the date of the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, the Company’s auditors and the audit committee of the board of trustees of the Company have not been advised of (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data nor any material weaknesses in internal controls; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(jj) Since the date of the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(kk) The chief executive officer and the chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission, and the statements contained in any such certification are complete and correct; the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and is actively taking steps to ensure that it will be in compliance with other applicable provisions of the Sarbanes-Oxley Act upon the effectiveness of such provisions.

(ll) The Operating Partnership Agreement, as amended to date, has been duly and validly authorized, executed and delivered by or on behalf of the partners of the Operating Partnership and constitutes a valid and binding agreement of the parties thereto, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(mm) There are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by the Sales Agreements, except for such rights as have been duly satisfied or waived.

(nn) The Shares to be sold under the Sales Agreements have been approved for trading and listing on the Exchange, subject to official notice of issuance, and are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Shares under the Exchange Act or delisting any such securities from the Exchange, nor has the Company received any notification that the Commission or the Exchange is contemplating terminating such registration or listing.

(oo) The Company has not distributed, will not distribute, and has not authorized CF&Co to distribute, any offering material in connection with the offering and sale of the Shares to be sold hereunder by CF&Co as principal or agent for the Company, other than the Prospectus and any Issuer Free Writing Prospectus reviewed and consented to by CF&Co or identified in Schedule 4 attached hereto. The Common Shares is currently listed on the Exchange under the trading symbol “RPT.”

(pp) There are no business relationships or related-party transactions involving the Company or any of the Subsidiaries or any other person required to be described in the Registration Statement that have not been described as required. Except as described in the Registration Statement, there are no outstanding loans or advances or guarantees of indebtedness by the Company or any of the Subsidiaries to or for the benefit of any of the officers, directors, managers or trustees of the Company or any of the Subsidiaries or any of the members of the families of any of them.

(qq) To the Company’s knowledge, neither the Company nor any of the Subsidiaries, since each has been a subsidiary of the Company, nor any employee or agent of the Company or any of the Subsidiaries, has, directly or indirectly, (i) made any unlawful contribution to any candidate for political office, or failed to disclose fully any contribution in violation of law or (ii) made any payment to any federal, state, local or foreign governmental official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof or applicable foreign jurisdictions.

(rr) The Company and the Subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, the “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted or as proposed to be conducted as described in the Registration Statement; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change on the Company and the Subsidiaries taken as a whole. Neither the Company nor any of the Subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change on the Company and the Subsidiaries taken as a whole.

(ss) Neither the Company nor any Subsidiary has incurred any liability for a fee, commission or other compensation on account of the employment of a broker or finder in connection with the transactions contemplated by the Sales Agreements other than as contemplated hereby and thereby.

(tt) The Company acknowledges and agrees that CF&Co has informed the Company that CF&Co may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell Common Shares for its own account while the Sales Agreements are in effect; provided that (i) no such purchase or sales shall take place while a Placement Notice is in effect (except to the extent CF&Co may engage in sales of Placement Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity) and (ii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by CF&Co.

(uu) The Company and the Operating Partnership acknowledge that CF&Co and, for purposes of the opinions to be delivered pursuant to Section 7 hereof, counsel to the Company and counsel to the Agents, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

(vv) No forward looking statement within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act contained in the Prospectus, the Registration Statement, or any other document filed with the Commission has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

7.             Covenants of the Company. The Company and the Operating Partnership, jointly and severally, covenant and agree with CF&Co that:

(a) Registration Statement Amendments; Payment of Fees. After the date of this Agreement and during any period in which a Prospectus relating to any Placement Shares is required to be delivered by CF&Co under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), (i) the Company will notify CF&Co promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any comment letter from the Commission or any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or for additional information, (ii) the Company will prepare and file with the Commission, promptly upon CF&Co’s request, any amendments or supplements to the Registration Statement or Prospectus that, in CF&Co’s reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Shares by CF&Co (provided however, that the failure of CF&Co to make such request shall not relieve the Company of any obligation or liability hereunder, or affect CF&Co’s right to rely on the representations and warranties made by the Company in this Agreement); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus, other than documents incorporated by reference, relating to the Placement Shares or a security convertible into the Placement Shares unless a copy thereof has been submitted to CF&Co within a reasonable period of time before the filing and CF&Co has not reasonably objected in writing thereto (provided however, that (i) the failure of CF&Co to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect CF&Co’s right to rely on the representations and warranties made by the Company in this Agreement, and (ii) the Company has no obligation to provide CF&Co any advance copy of such filing or to provide CF&Co an opportunity to object to such filing if such filing does not name CF&Co or specifically discuss the Placement Shares as contemplated hereby) and the Company will furnish to CF&Co at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will cause each amendment or supplement to the Prospectus, other than documents incorporated by reference, to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act (without reliance on Rule 424(b)(8) of the Securities Act).

(b) Notice of Commission Stop Orders. Promptly after it receives notice or obtains knowledge thereof, the Company will advise CF&Co of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any other order preventing or suspending the use of the Prospectus, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose or any examination pursuant to Section 8(e) of the Securities Act, or if the Company becomes the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Shares; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop or other order or to obtain its withdrawal if such a stop or other order should be issued.

(c) Delivery of Prospectus; Subsequent Changes. During any period in which a Prospectus relating to the Placement Shares is required to be delivered by CF&Co under the Securities Act with respect to a pending sale of the Placement Shares, (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will comply in all material respects with the requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify CF&Co to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement, or file a free writing prospectus applicable to, the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(d) Listing of Placement Shares. During any period in which the Prospectus relating to the Placement Shares is required to be delivered by CF&Co under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will use its commercially reasonable efforts to cause the Placement Shares to be listed on the Exchange and will cooperate with CF&Co to qualify the Placement Shares for sale under the securities laws of such jurisdictions in the United States as CF&Co reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Shares; provided however, that the Company shall not be required in connection therewith to qualify as a foreign entity or dealer in securities or file a general consent to service of process in any jurisdiction.

(e) Filings with the Exchange. The Company will timely file with the Exchange all material documents and notices required by the Exchange of companies that have or will issue securities that are traded on the Exchange.

(f) Delivery of Registration Statement and Prospectus. The Company will furnish to CF&Co and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during any period in which a Prospectus relating to the Placement Shares is required to be delivered under the Securities Act (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as CF&Co may from time to time reasonably request and, at CF&Co’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided however, that the Company shall not be required to furnish any document (other than the Prospectus) to CF&Co to the extent such document is available to CF&Co or the public on EDGAR.

(g) Earnings Statement. The Company will make generally available to its security holders as soon as reasonably practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act. “Earnings statement” and “make generally available” will have the meanings contained in Rule 158 under the Securities Act.

(h) Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, in accordance with the provisions of Section 11 hereunder, will pay all expenses incident to the performance of its obligations hereunder, including, but not limited to, expenses relating to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto, (ii) the preparation, issuance and delivery of the Placement Shares, (iii) the qualification of the Placement Shares under securities laws in accordance with the provisions of Section 7(d) of this Agreement, including filing fees, (iv) the printing and delivery to CF&Co of copies of the Prospectus and any amendments or supplements thereto, and of the Sales Agreements, (v) the fees and expenses incurred in connection with the listing or qualification of the Placement Shares for trading on the Exchange, and (vi) filing fees and expenses, if any, of the Commission and FINRA, Corporate Financing Department.

(i) Use of Proceeds. The Company will apply the net proceeds from the sale of the Shares to be sold by it hereunder in accordance in all material respects with the statements under the caption “Use of Proceeds” in the Prospectus.

(j) Notice of Other Sales. During the pendency of any Placement Notice given hereunder, the Company shall provide CF&Co notice as promptly as reasonably practicable before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any Common Shares (other than Placement Shares offered pursuant to the provisions of the Sales Agreements) or securities convertible into or exchangeable for Common Shares, warrants or any rights to purchase or acquire Common Shares; provided, that such notice shall not be required in connection with (i) the issuance, grant or sale of Common Shares, options to purchase Common Shares or Common Shares issuable upon the exercise of options or other equity awards pursuant to any stock option, stock bonus or other stock or compensatory plan or arrangement described in the Prospectus, (ii) the issuance of securities in connection with an acquisition, merger or sale or purchase of assets described in the Prospectus, (iii) the issuance or sale of Common Shares pursuant to any dividend reinvestment plan that the Company may adopt from time to time provided the implementation of such is disclosed to CF&Co in advance, (iv) the issuance of any Common Shares issuable upon the redemption of outstanding OP Units in accordance with the Operating Partnership Agreement or (v) the issuance or sale of Common Shares or securities convertible into or exchangeable for Common Shares pursuant to an underwritten public offering.

(k) Change of Circumstances. The Company will, at any time during a fiscal quarter in which the Company tenders a Placement Notice, or sells Placement Shares, advise CF&Co as promptly as reasonably practicable prior to the delivery of such Placement Notice, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to CF&Co pursuant to this Agreement.

(l) Due Diligence Cooperation. The Company and the Operating Partnership will cooperate with any commercially reasonable due diligence review conducted by CF&Co or its agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior officers, upon reasonable notice during regular business hours and at the Company’s principal offices, as CF&Co may reasonably request.

(m) Required Filings Relating to Placement of Placement Shares. The Company agrees that on such dates as the Securities Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act, which prospectus supplement will set forth, within the relevant period, the amount of Placement Shares sold through CF&Co, the Net Proceeds to the Company and the compensation payable by the Company to CF&Co with respect to such Placement Shares, and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.

(n) Representation Dates; Certificate. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and each time the Company (i) files the Prospectus relating to the Placement Shares or amends or supplements the Registration Statement or the Prospectus relating to the Placement Shares (other than a prospectus supplement filed in accordance with Section 7(m) of this Agreement) by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Shares; (ii) files an annual report on Form 10-K under the Exchange Act; (iii) files its quarterly reports on Form 10-Q under the Exchange Act; or (iv) files a report on Form 8-K containing amended financial information (other than an earnings release, to “furnish” information pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassifications of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”); the Company shall furnish CF&Co and the Alternative Agents with a certificate, in the form attached hereto as Exhibit 7(n) within three (3) New York Stock Exchange Trading Days of any Representation Date if requested by CF&Co. The requirement to provide a certificate under this Section 7(n) is hereby waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date; provided however, that such waiver shall not apply for any Representation Date on which the Company files its annual report on Form 10-K. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide CF&Co and the Alternative Agents with a certificate under this Section 7(n), then before the Company delivers the Placement Notice or CF&Co sells any Placement Shares, the Company shall provide CF&Co and the Alternative Agents with a certificate, in the form attached hereto as Exhibit 7(n), dated the date of the Placement Notice.

(o) Legal Opinion. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within three (3) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(n) for which no waiver is applicable, the Company shall cause to be furnished to CF&Co and the Alternative Agents written opinions of Honigman Miller Schwartz and Cohn LLP and Ballard Spahr LLP (“Company Counsel”), or other counsel satisfactory to the Agents, in form and substance satisfactory to the Agents and its counsel, dated the date that the opinion is required to be delivered, substantially similar to the forms attached hereto as Exhibit 7(o)(1)(a) and Exhibit 7(o)(1)(b), respectively, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided however, that in lieu of such opinions for subsequent Representation Dates, counsel may furnish CF&Co and the Alternative Agents with a letter (a “Reliance Letter”) to the effect that CF&Co and the Alternative Agents may rely on a prior opinion delivered under this Section 7(o) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

(p) Comfort Letter. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within three (3) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(n) for which no waiver is applicable, the Company shall cause its independent accountants (and any other independent accountants whose report is included in the Registration Statement or the Prospectus) to furnish CF&Co and the Alternative Agents letters (the “Comfort Letters”), dated the date of the Comfort Letter is delivered, in form and substance satisfactory to the Agents, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(q) Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, or purchase the Shares to be issued and sold pursuant to the applicable Sales Agreements, or pay anyone any compensation for soliciting purchases of the Shares to be issued and sold pursuant to the Sales Agreements other than CF&Co or the Alternative Agents; provided, however, that the Company may bid for and purchase its Common Shares in accordance with Rule 10b-18 under the Exchange Act.

(r) Insurance. The Company and the Subsidiaries shall maintain, or caused to be maintained, insurance in such amounts and covering such risks as is commercially reasonable and customary for companies engaged in similar businesses in similar industries.

(s) Compliance with Laws. The Company and each of its Subsidiaries shall maintain, or cause to be maintained, all material environmental permits, licenses and other authorizations required by federal, state and local law in order to conduct their businesses as described in the Prospectus, and the Company and each of its Subsidiaries shall conduct their businesses, or cause their businesses to be conducted, in substantial compliance with such permits, licenses and authorizations and with applicable environmental laws, except where the failure to maintain or be in compliance with such permits, licenses and authorizations could not reasonably be expected to result in a Material Adverse Change.

(t) REIT Treatment. The Company currently intends to continue to elect to qualify as a real estate investment trust under the Code and will use commercially reasonable efforts to enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent tax years that include any portion of the term of this Agreement.

(u) Investment Company Act. The Company is familiar with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, and will in the future use its commercially reasonable efforts to ensure that the Company and the Operating Partnership will not be an “investment company” within the meaning of the Investment Company Act of 1940 and the rules and regulations thereunder.

(v) Securities Act and Exchange Act. The Company will use its best efforts to comply with all requirements imposed upon it by the Securities Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Shares as contemplated by the provisions hereof and the Prospectus.

(w) No Offer to Sell. Other than a free writing prospectus (as defined in Rule 405 under the Securities Act) approved in advance in writing by the Company and CF&Co in its capacity as principal or agent hereunder, neither CF&Co nor the Company (including its agents and representatives, other than CF&Co in its capacity as such) will, directly or indirectly, make, use, prepare, authorize, approve or refer to any free writing prospectus relating to the Shares to be sold by CF&Co as principal or agent hereunder.

(x) Sarbanes-Oxley Act. The Company and the Subsidiaries will maintain and keep accurate books and records reflecting their assets and maintain internal accounting controls in a manner designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and including those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the Company’s consolidated financial statements in accordance with GAAP, (iii) that receipts and expenditures of the Company are being made only in accordance with management’s and the Company’s directors’ authorization, and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company and the Subsidiaries will maintain such controls and other procedures, including, without limitation, those required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the applicable regulations thereunder that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its Chief Executive Officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to ensure that material information relating to the Company or the Subsidiaries is made known to them by others within those entities, particularly during the period in which such periodic reports are being prepared. The Company and the Subsidiaries will use their best efforts to comply with all effective applicable provisions of the Sarbanes-Oxley Act.

(y) The Company shall maintain, at its expense, a registrar and transfer agent for the Common Shares.

(z) The Company will make generally available to its security holders and to the Representative an earnings statement that satisfies the provisions of Section 11(a) of the Securities Act.

(aa) The Company will refrain from and will use its commercially reasonable efforts to restrict its officers, trustees and affiliates from, (i) taking, directly or indirectly, any action designed to stabilize or manipulate the price of any security of the Company, or which may cause or result in, or which might in the future reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Company, to facilitate the sale or resale of any of the Shares, (ii) selling, bidding for, purchasing or paying anyone any compensation for soliciting purchases of the Shares, and (iii) paying or agreeing to pay to any person any compensation for soliciting any order to purchase any other securities of the Company.

(bb) The Company will use its commercially reasonable efforts to maintain the listing of its Common Shares (including the Shares) on the Exchange.

8.             Conditions to CF&Co’s Obligations. The obligations of CF&Co hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company and the Operating Partnership herein, to the due performance by the Company and the Operating Partnership of their respective obligations hereunder, to the completion by CF&Co of a due diligence review satisfactory to CF&Co in its reasonable judgment, and to the continuing satisfaction (or waiver by CF&Co in its sole discretion) of the following additional conditions:

(a) Registration Statement Effective. The Registration Statement shall be effective and shall be available for (i) all sales of Placement Shares issued pursuant to all prior Placement Notices and (ii) the sale of all Placement Shares contemplated to be issued by any Placement Notice.

(b) No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company or any of its Subsidiaries of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any material document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) No Misstatement or Material Omission. The Registration Statement and Prospectus, and any amendment or supplement thereto, shall not contain any material untrue statement of fact, or omit to state a material fact that is required to be stated therein or is necessary to make the statements therein not misleading.

(d) Material Changes. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission, there shall not have been any material adverse change, on a consolidated basis, in the authorized capital stock of the Company or the Operating Partnership or result in a Material Adverse Change, or any development that could reasonably be expected to result in a Material Adverse Change, or any downgrading in or withdrawal of the rating assigned to any of the Company’s or the Operating Partnership’s securities (other than asset backed securities) by any rating organization or a public announcement by any rating organization that it has under surveillance or review its rating of any of the Company’s or the Operating Partnership’s securities (other than asset backed securities), the effect of which, in the case of any such action by a rating organization described above, in the reasonable judgment of CF&Co (without relieving the Company or the Operating Partnership of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the Prospectus.

(e) Company Counsel Legal Opinion. CF&Co and the Alternative Agents shall have received the opinions of Company Counsel required to be delivered pursuant Section 7(o) on or before the date on which such delivery of such opinion is required pursuant to Section 7(o).

(f) Agent Legal Counsel Opinion.  CF&Co and the Alternative Agents shall have received from Reed Smith LLP, counsel for CF&Co and the Alternative Agents, such opinion or opinions, on or before the date on which the delivery of the opinions of Company Counsel is required pursuant to Section 7(o), with respect to such matters as CF&Co and the Alternative Agents may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for enabling them to pass upon such matters.

(g) Comfort Letter. CF&Co and the Alternative Agents shall have received the Comfort Letter required to be delivered pursuant Section 7(p) on or before the date on which such delivery of such letter is required pursuant to Section 7(p).

(h) Representation Certificate. CF&Co and the Alternative Agents shall have received the certificate required to be delivered pursuant to Section 7(n) on or before the date on which delivery of such certificate is required pursuant to Section 7(n).

(i) No Suspension. Trading in the Shares shall not have been suspended on the Exchange.

(j) Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7(n), the Company and the Operating Partnership shall have furnished to CF&Co and the Alternative Agents such appropriate further information, certificates and documents as CF&Co may have reasonably requested. All such opinions, certificates, letters and other documents shall have been in compliance with the provisions hereof. The Company and the Operating Partnership shall have furnished CF&Co and the Alternative Agents with such conformed copies of such opinions, certificates, letters and other documents as CF&Co shall have reasonably requested.

(k) Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

(l) Approval for Listing. The Placement Shares shall either have been (i) approved for listing on the Exchange, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Shares on the Exchange at, or prior to, the issuance of any Placement Notice.

(m) No Termination Event. There shall not have occurred any event that would permit CF&Co to terminate this Agreement pursuant to Section 11(a).

9.             Indemnification and Contribution.

(a) Company and Operating Partnership Indemnification. The Company and the Operating Partnership, jointly and severally, agree to indemnify and hold harmless CF&Co, the directors, officers, partners, employees and agents of CF&Co and each person, if any, who (i) controls CF&Co within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or (ii) is controlled by or is under common control with CF&Co (a “CF&Co Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative expenses by any governmental agency or body, legal and other expenses incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 9(c)) of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which CF&Co, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (x) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement to the Registration Statement or the Prospectus or in any Free Writing Prospectus approved by the Company in accordance with Section 7(v) hereof, or in any application or other document executed by or on behalf of the Company or the Operating Partnership or based on written information furnished by or on behalf of the Company or the Operating Partnership filed in any jurisdiction in order to qualify the Shares under the securities laws thereof or filed with the Commission, (y) the omission or alleged omission to state in any such document a material fact required to be stated in it or necessary to make the statements in it not misleading or (z) any breach by any of the indemnifying parties of any of their respective representations, warranties and agreements contained in this Agreement; provided however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of the Placement Shares pursuant to this Agreement and is caused directly or indirectly by an untrue statement or omission made in reliance upon and in conformity with the CF&Co Information. This indemnity agreement will be in addition to any liability that the Company or the Operating Partnership might otherwise have.

(b) CF&Co Indemnification. CF&Co agrees to indemnify and hold harmless the Company, its directors, each officer of the Company that signed the Registration Statement, the Operating Partnership and each person, if any, who (i) controls the Company or the Operating Partnership within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Company or the Operating Partnership (a “Company Affiliate”) against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 9(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the CF&Co Information or with respect to statements or omissions, or alleged untrue statements or omissions, made in any Free Writing Prospectus used by CF&Co and not previously approved by the Company in accordance with Section 7(v) hereof. This indemnity agreement will be in addition to any liability that CF&Co might otherwise have.

(c) Procedure. Any party that proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 9, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission to so notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 9 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 9 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (iii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (iv) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 9 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

(d) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 9 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company, the Operating Partnership or CF&Co, the Company and CF&Co will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company or the Operating Partnership from persons other than CF&Co, such as persons who control the Company or the Operating Partnership within the meaning of the Securities Act, officers of the Company who signed the Registration Statement and directors of the Company, who also may be liable for contribution) to which the Company, the Operating Partnership and CF&Co may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company and the Operating Partnership, on the one hand, and CF&Co, on the other. The relative benefits received by the Company and the Operating Partnership on the one hand and CF&Co on the other hand shall be deemed to be in the same proportion as the total net proceeds from the sale of the Placement Shares (before deducting expenses) received by the Company bear to the total compensation received by CF&Co from the sale of Placement Shares on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company and the Operating Partnership, on the one hand, and CF&Co, on the other, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Operating Partnership, on the one hand, or CF&Co, on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Operating Partnership and CF&Co agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 9(d) shall be deemed to include, for the purpose of this Section 9(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 9(c) hereof. Notwithstanding the foregoing provisions of this Section 9(d), CF&Co shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9(d), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of CF&Co, will have the same rights to contribution as that party, and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 9(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 9(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 9(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 9(c) hereof.

10.           Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 9 of this Agreement and all representations and warranties of the Company and the Operating Partnership herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of CF&Co, any controlling persons, or the Company or the Operating Partnership (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

11.           Termination.

(a) CF&Co shall have the right by giving notice as hereinafter specified at any time to terminate this Agreement if (i) any Material Adverse Change, or any development that could reasonably be expected to result in a Material Adverse Change has occurred, that, in the reasonable judgment of CF&Co, may materially impair the ability of CF&Co to sell the Placement Shares hereunder; (ii) the Company or the Operating Partnership shall have failed, refused or been unable to perform any agreement on its part to be performed hereunder; provided however, in the case of any failure of the Company to deliver (or cause another person to deliver) any certification, opinion, or letter required under Sections 7(n), 7(o), or 7(p), CF&Co’s right to terminate shall not arise unless such failure to deliver (or cause to be delivered) continues for more than thirty (30) days from the date such delivery was required; or (iii) any other condition of CF&Co’s obligations hereunder is not fulfilled; or (iv), any suspension or limitation of trading in the Placement Shares or in securities generally on the Exchange shall have occurred. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h) (Expenses), Section 9 (Indemnification), Section 10 (Survival of Representations), Section 16 (Applicable Law; Consent to Jurisdiction) and Section 17 (Waiver of Jury Trial) hereof shall remain in full force and effect notwithstanding such termination.

(b) The Company and the Operating Partnership shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in their sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(c) CF&Co shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7 (h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(d) Unless earlier terminated pursuant to this Section 11, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Shares through CF&Co on the terms and subject to the conditions set forth herein; provided that the provisions of  Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(e) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 11(a), (b), (c), or (d) above or otherwise by mutual agreement of the parties; provided however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 7(h), Section 9, Section 10, Section 16 and Section 17 shall remain in full force and effect.

(f) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided however, that such termination shall not be effective until the close of business on the date of receipt of such notice by CF&Co or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

12.          Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to CF&Co, shall be delivered to CF&Co at Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, fax no. (212) 308-3730, Attention: Capital Markets/Jeff Lumby, with copies to Stephen Merkel, General Counsel, at the same address, and Reed Smith LLP, 599 Lexington Avenue, New York, NY 10022, fax no. (212) 521-5450, Attention: Daniel I. Goldberg; or if sent to the Company or the Operating Partnership, shall be delivered to Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, MI 48334, Attention: Dennis Gershenson, Chief Executive Officer, with a copy to Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, 660 Woodward Ave., Detroit, Michigan 48226-3506, Attention: Donald J. Kunz, Esq.  Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

13.           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, the Operating Partnership and CF&Co and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 9 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided however, that CF&Co may assign its rights and obligations hereunder to an affiliate of CF&Co without obtaining the Company’s consent.

14.           Adjustments for Stock Splits. The parties acknowledge and agree that all stock-related numbers contained in this Agreement shall be adjusted to take into account any stock split, stock dividend or similar event effected with respect to the Shares.

15.           Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and CF&Co. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

16.           Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

17.           Waiver of Jury Trial. The Company, the Operating Partnership and CF&Co each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

18.           Absence of Fiduciary Relationship. The Company and the Operating Partnership jointly and severally acknowledge and agree that:

(a) CF&Co has been retained solely to act as underwriter in connection with the sale of the Shares that no fiduciary, advisory or agency relationship among the Company, the Operating Partnership and CF&Co has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether CF&Co has advised or is advising the Company or the Operating Partnership on other matters;

(b) each of the Company and the Operating Partnership is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) each of the Company and the Operating Partnership has been advised that CF&Co and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Operating Partnership and that CF&Co has no obligation to disclose such interests and transactions to the Company or the Operating Partnership by virtue of any fiduciary, advisory or agency relationship; and

(d) each of the Company and the Operating Partnership waives, to the fullest extent permitted by law, any claims it may have against CF&Co, for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that CF&Co shall have no liability (whether direct or indirect) to the Company or the Operating Partnership in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or the Operating Partnership, including stockholders, partners, employees or creditors of the Company or the Operating Partnership.

19.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed Agreement by one party to the other may be made by facsimile or electronic transmission.

20.           Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

(a) “Applicable Time” means the date of this Agreement, each Representation Date, the date on which a Placement Notice is given, any date on which Placement Shares are sold hereunder, or such other time as agreed to by the Company and CF&Co.

(b) “GAAP” means United States generally accepted accounting principles, consistently applied.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding among the Company, the Operating Partnership and CF&Co, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company, the Operating Partnership and CF&Co.

Very truly yours,

RAMCO-GERSHENSON PROPERTIES TRUST

By:	/s/ Gregory R. Andrews
Name: Gregory R. Andrews
Title: Chief Financial Officer

RAMCO-GERSHENSON PROPERTIES, L.P.

By: Ramco-Gershenson Properties Trust, its general partner

By:	/s/ Gregory R. Andrews
Name: Gregory R. Andrews
Title: Chief Financial Officer

ACCEPTED as of the date first-above written:

CANTOR FITZGERALD & CO.

By:	/s/ Jeffrey Lumby
Name: Jeffrey Lumby
Title: Senior Managing Director

[Signature Page]

Ramco-Gershenson Properties Trust – Sales Agreement

SCHEDULE 1

FORM OF PLACEMENT NOTICE

From:	[ ]

Cc:	[ ]

To:	[ ]

Subject: Controlled Equity Offering-Placement Notice

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Controlled Equity OfferingSM Sales Agreement among Ramco-Gershenson Properties Trust (the “Company”), Ramco-Gershenson Properties, L.P. and Cantor Fitzgerald & Co. (“CF&Co”) dated September 21, 2012 (the “Agreement”), I hereby request on behalf of the Company that CF&Co sell up to [] shares of the Company’s common shares, par value $0.01 per share, at a minimum market price of $_______ per share.

SCHEDULE 2

CANTOR FITZGERALD & CO.

Jeff Lumby	jlumby@cantor.com
Joshua Feldman	jfeldman@cantor.com

RAMCO-GERSHENSON PROPERTIES TRUST

Dennis Gershenson	dgershenson@rgpt.com
Gregory R. Andrews	gandrews@rgpt.com

SCHEDULE 3

COMPENSATION

CF&Co shall be paid compensation equal to up to two percent (2.0%) of the gross proceeds from the sales of the Placement Shares sold pursuant to this Agreement.

SCHEDULE 4

FREE WRITING PROSPECTUS

None.

SCHEDULE 5

SCHEDULE OF SUBSIDIARIES

1.	List of subsidiaries:

Name of Subsidiary	Percent Owned by the Company and/or the Subsidiaries
Auburn Mile Association	71.0%
Beacon Square Development LLC	100%
Boca Mission LP	100%
Chester Springs SC, L.L.C.	100%
Collins Pointe Holding LLC	100%
Crofton 450 LLC	100%
East Town Plaza Holdings Corp.	100%
East Town Plaza, LLC	100%
East Town SP, LLC	100%
Holcomb Ridge Association, Inc.	100%
Jackson Acquisitions Development	100%
LLC
Lane Avenue 450 LLC	100%
Linton Delray, LLC	100%
Market Plaza 450 LLC	100%
Merchants 450 LLC	100%
North Lakeland Properties, Inc.	100%
North River City Owners Association,	100%
Inc.
Olentangy Plaza 450 LLC	100%
Paulding Holding LLC	100%
Ramco 191 LLC	20%
Ramco 450 Venture LLC	20%
Ramco Acquisitions IV, L.L.C.	100%
Ramco Aquia Office LLC	100%
Ramco Auburn Crossroads SPE, LLC	100%
Ramco Auburn Hills Acquisitions, Inc.	100%
Ramco Canton LLC	100%
Ramco Cartersville LLC	100%
Ramco/Coral Creek Manager, LLC	100%
Ramco/Coral Creek, LLC	100%
Ramco/Crossroads at Royal Palm
Manager, LLC	100%
Ramco/Crossroads at Royal Palm,
LLC	100%
Ramco Development LLC	100%
Ramco Development III LLC	100%
Ramco Disposition LLC	100%
Ramco Duvall TRS LLC	100%

Ramco Fox River LLC	100%
Ramco Gaines LLC	100%
Ramco Gateway LLC	100%
Ramco-Gershenson Properties, L.P.	92.9%
Ramco-Gershenson, Inc.	100%
Ramco Hartland LLC	100%
Ramco Hartland TRS, Inc.	100%
Ramco Harvest Junction LLC	100%
Ramco HHF Kissimmee LLC	100%
Ramco HHF KL LLC	100%
Ramco HHF Lakeland LLC	100%
Ramco HHF Nora Plaza LLC	100%
Ramco HHF NP LLC	7%
Ramco Highland SC LLC	20%
Ramco Hoover Eleven LLC	100%
Ramco HMW LLC	100%

Name of Subsidiary	Percent Owned by the
Company and/or the Subsidiaries
Ramco HV LLC	100%
Ramco Jackson Crossing SPE LLC	100%
Ramco Jackson TRS, Inc.	100%
Ramco Jacksonville Acquisitions, Inc.	100%
Ramco Jacksonville LLC	100%
Ramco Jacksonville II LLC	100%
Ramco JW LLC	100%
Ramco Lantana LLC	100%
Ramco Lantana Manager LLC	100%
Ramco Liberty Square LLC	100%
Ramco Lion LLC	100%
Ramco/Lion Venture LP	30.0%
Ramco Madison Center LLC	100%
Ramco Parkway LLC	100%
Ramco Peachtree Hill LLC	100%
Ramco Property Acquisitions LLC	100%
Ramco RM Hartland SC LLC	100%
Ramco RM Hartland Disposition LLC	100%
Ramco River City, Inc.	100%
Ramco Roseville Plaza, LLC	100%
Ramco Roswell LLC	100%
Ramco/Shenandoah LLC	40%
Ramco/Shenandoah Managing
Member LLC	100%
Ramco Spring Meadow LLC	100%
Ramco Taylors Sq. LLC	100%
Ramco Tel-Twelve SPE LLC	100%
Ramco TRS LLC	100%
Ramco Virginia Properties, L.L.C.	100%
Ramco/West Acres LLC	40%
Ramco/West Oaks I LLC	100%
Ramco/West Oaks II-Spring
Meadows, LLC	100%
Ramco/WOII-SM Manager, LLC	100%
Ramco Woodstock LLC	100%
Retail Maintenance Services LLC	100%
RC Crevasse LLC	100%
RG Lakeland Properties LLC	100%
RG Lakeland Tiki LLC	100%
RG Naples, LLC	100%
RLV Boca SPC LLC	100%
RLV GP Cocoa Commons LLC	100%
RLV Cocoa Commons LP	100%

RLV GP Cypress Point LLC	100%
RLV Cypress Point LP	100%
RLV GP Gratiot Crossing LLC	100%
RLV Gratiot Crossing LP	100%
RLV GP Hunter’s Square LLC	100%
RLV Hunter’s Square LP	100%
RLV GP Marketplace LLC	100%
RLV Marketplace LP	100%
RLV GP Martin Square LLC	100%
RLV Martin Square LP	100%
RLV GP Millennium Park LLC	100%
RLV Millennium Park LP	100%
RLV GP Orchard LLC	100%
RLV Orchard LP	100%
RLV GP Oriole Plaza LLC	100%
RLV Oriole Plaza LP	100%
RLV GP Treasure Coast LLC	100%
RLV Treasure Coast LP	100%

Name of Subsidiary	Percent Owned by the
Company and/or the Subsidiaries
RLV GP Troy II LLC	100%
RLV Troy II LLC	100%
RLV GP Troy Marketplace LLC	100%
RLV Troy Marketplace LP	100%
RLV GP Village Plaza LLC	100%
RLV Village Plaza LP	100%
RLV GP Vista Plaza LLC	100%
RLV Vista Plaza LP	100%
RLV GP West Broward LLC	100%
RLV West Broward LP	100%
RLV GP Winchester Center LLC	100%
RLV Winchester Center LP	100%
Rolling Meadows 450 LLC	100%
Rossford Development LLC	100%
RPT/Invest II L.L.C.	100%
Upper Arlington 450 LLC	100%

2.
Many of the Company’s subsidiaries are “special purpose entities” and/or are part of joint ventures.  The Company’s direct or indirect interests in such subsidiaries have restrictions attached to them, including transfer and other restrictions, as set forth in the governing documents, mortgages and similar agreements.

SCHEDULE 6

ISSUANCES OF OP UNITS

  None.

SCHEDULE 7

GROUND LEASED PROPERTIES, OFFICE LEASES AND RECENT MORTGAGES

1.
Ramco Gaines LLC is a party to a Ground Lease dated May 16, 2002, as amended, for approximately 43 acres, a portion of the land underlying the Gaines Marketplace Shopping Center in Gaines Township, Michigan.

2.	Ramco Taylors SQ, LLC is a party to a Land Lease dated July 16, 2004 for land adjacent to the Taylors Square Shopping Center in Taylors, South Carolina.

3.	Lease dated March 22, 2004 between Ramco-Gershenson, Inc. and Brookfield Building Associates, L.L.C., for the premises located at Brookfield Office Park in Farmington Hills, Michigan.

4.	Lease dated April 30, 2007 between Ramco-Gershenson, Inc. and Yamoto Acquisition Company, LLC for Ramco-Gershenson, Inc.’s Boca Raton, Florida office.

5.	Lease dated October 31, 2007, as amended, between Ramco-Gershenson, Inc. and The Office Annex, Inc. for Ramco-Gershenson, Inc.’s St. Petersburg, Florida office.

6.	See item 2 on Schedule 5 (Section 5(i)) above.

Exhibit 7(n)

OFFICER CERTIFICATE

The undersigned, the duly qualified and elected _________, of RAMCO-GERSHENSON PROPERTIES TRUST (“Company”), a Maryland Real Estate Investment Trust, does hereby certify in such capacity and on behalf of the Company, pursuant to Section 7(m) of the Sales Agreement dated September 21, 2012 (the “Sales Agreement”) between the Company, Ramco-Gershenson Properties, L.P. (“Operating Partnership”) and Cantor Fitzgerald & Co., that to the best of the knowledge of the undersigned.

(i)            The representations and warranties of the Company and the Operating Partnership in Section 6 of the Sales Agreement (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality or result in a Material Adverse Change, are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date, and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; and

(ii)           The Company and the Operating Partnership have complied with all agreements and satisfied all conditions on their part to be performed or satisfied pursuant to the Sales Agreement at or prior to the date hereof.

By:
Name:
Title:

Date: